QuickLinks -- Click here to rapidly navigate through this document

Exhibit 16

[Arthur Andersen LLP Letterhead]

June 7, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

        We have read the second, third and the fifth paragraphs of Item 4 included in the Form 8-K dated June 7, 2002 of Allegiance Telecom, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc: Mr. G. Clay Myers, Senior VP Finance, Allegiance Telecom, Inc.

QuickLinks

  Exhibit 16